CLOSURE MEDICAL CORPORATION
              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                                  (Unaudited)
                     (In thousands, except per share data)

                                                      Three Months Ended
                                                   March 31,       March 31,
                                                     1997            1996
                                                   ---------       --------

Weighted average common shares                       12,210          9,600
 outstanding for the period

Common equivalent shares pursuant to
  Staff Accounting Bulletin #83(1)                     --              550
                                                   ---------       --------
Shares used in computing net income
  (loss) per share                                   12,210         10,150
                                                   =========       ========
Net income (loss)                                  $ (1,496)       $ 1,828
                                                   =========       ========
Net income (loss) per share                        $  (0.12)       $  0.18
                                                   =========       ========

(1) Issuance of common stock options at prices below the expected public offering price within 12 months of the effective date of the initial public offering of Closure Medical Corporation have been included as if they had been issued as common stock for all periods prior to June 30, 1996.